PROMISSORY NOTE

$500,000	July 9, 2016

FOR A GOOD AND VALUABLE CONSIDERATION, receipt of which is acknowledged hereby, the undersigned, Endonovo Therapeutics, In., a Delaware corporation, with offices at 6320 Canoga Avenue, 15th Floor, Woodland Hills CA 91367 (“Borrower”), hereby promises to pay to the holders of the issued and outstanding shares of stock of Rio Grande Neurosciences, Inc. (“RGNI”) at 6401 Richards Avenue, Santa Fe, New Mexico 87508 (collectively the “Holder”) in lawful money of the United States of America, the principal sum of Five Hundred Thousand ($500,000) Dollars on January 8, 2017, subject to mandatory prepayment as set forth herein. Interest shall accrue on the unpaid principal balance of this Note at the rate of 7.5% per annum and shall be paid with any payment or prepayment of this note.

Payment under this Note shall be made at the Holder’s address set forth above, or such other address as may be designated by the Holder or his legal representative in a written notice delivered to the Borrower. This Note may be pre-paid in whole or in part at any time without penalty.

Upon any failure to pay the principal or interest when due under this Note interest shall accrue and be payable on the on the amount then due at the rate of ten percent (10%) per annum (or, if lower, the maximum rate permitted by law) until the obligation of the Borrower with respect to such payment has been discharged.

This is the Note referred to in the Letter of Intent (“LOI”) of even date between the RGNI and the Borrower and the Holder shall have all of the rights provided in the LOI. This note shall become due and payable in cash upon the closing of the transactions contemplated by the LOI (“Mandatory Prepayment”). I the event the Transaction as contemplated is not consummated, Borrower, in its sole option, may pay this note in cash or through the issuance of shares of its common stock at 75% of the average closing price for the last ten trading days. Borrower represents that upon any such issuance of its shares, Holder shall be entitled to tack the holding period of this note for purposes of determining its holding period under Rule 144 under the Securities Act of 1933, as amended (“33 Act”). While any shares so issued may initially bear an appropriate legend under the 33 Act, Borrower believes that such legend may be immediately removed under Rule 144 if the issuance is more than six months from the date hereof.

This Note shall be governed by and construed in accordance with the laws of the State of California. The Borrower hereby waives presentment of this Note for payment, demand, notice of dishonor, protest and notice of protest. The Borrower shall pay all reasonable costs and expenses incurred by the holder of this Note in any proceeding instituted to enforce the payment thereof, including attorney’s fees, provided the holder of this Note is wholly or partially successful in any such proceeding.

Endonovo Therapeutics, Inc.

By:
Alan Collier, CEO